Exhibit 10.2

July 21, 2015

Steven F. McAllister

27 Harvestwood Lane

Mansfield, MA 02048

Re: Amendments to Employment Agreement

Dear Mr. McAllister:

This letter agreement serves to confirm our agreement and understanding with respect to amendments to the Amended and Restated Employment Agreement between you and InVivo Therapeutics Holdings Corp. (the “Company”) dated May 30, 2014, as amended by the Second Amended and Restated Employment Agreement dated June 19, 2014 (together with the Amended and Restated Employment Agreement, the “Agreement”).  Defined terms used in this agreement and not otherwise defined have the meanings given to such terms in the Agreement.

We hereby agree that the Agreement is amended as follows:

1.             Section 2(b) of the Agreement is amended by deleting “25%” and replacing it with “35%.”

2.             Section 4(b) of the Agreement is deleted in its entirety and replaced by the following new Section 4(b):

“(b)         Severance.

(i)            If the Executive’s employment is terminated without Cause by the Company under Section 3(c) or by the Executive for Good Reason under Section 3(d) in the absence of a Change in Control (as defined in the Company’s 2015 Equity Incentive Plan, the Company shall (A) continue to pay the Executive his base salary as in effect on the Date of Termination, paid in accordance with the Company’s usual payroll practices, for a period of 12 months following the Date of Termination and (B) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, continue such benefits for a period of 6 months following the Date of Termination.

(ii)           If the Executive’s employment is terminated without Cause by the Company under Section 3(c) or by the Executive for Good Reason under Section 3(d) within the twelve month period following a

Change in Control, the Company shall (A) pay the Executive an amount equal to 1.5 times his base salary as in effect on the Date of Termination plus 100% of his target annual bonus, (B) accelerate in full the vesting on all outstanding, unvested equity awards held by the Executive and (C) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, continue such benefits for a period of 12 months following the Date of Termination.

(iii)          The payment to the Executive of the amounts payable under this Section 4(b) shall (A) be contingent upon the execution by the Executive of a release in a form reasonably acceptable to the Company and (B) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 4(b).”

Except as otherwise expressly modified by this letter agreement, the Agreement shall remain in full force and effect and is hereby confirmed and ratified in all respects, and as so amended by this letter agreement, shall be read, taken and construed as one instrument.  Except as expressly provided for in this letter agreement, nothing in this letter agreement shall be construed as a waiver of any rights or obligations of the Executive or the Company under the Agreement.

If the foregoing correctly sets forth the entire understanding and agreement between you and the Company with respect to the subject matter of this letter agreement and the Agreement, please indicate your approval by signing in the space provided for that purpose below and return an executed copy to us.

Best Regards,

/s/ Mark D. Perrin

Mark D. Perrin
Chief Executive Officer

Acknowledged and Agreed:

/s/ Steven F. McAllister
Steven F. McAllister